                                                                  EXECUTION COPY

                                                                    EXHIBIT 1







                          AGREEMENT AND PLAN OF MERGER



                                  By and Among



                      APPLIED SCIENCE AND TECHNOLOGY, INC.



                              MKS INSTRUMENTS, INC.



                                       and



                             MANGO SUBSIDIARY CORP.



                           Dated as of October 2, 2000

                                TABLE OF CONTENTS

                                                                                                                   Page
                                                                                                                   ----
1.     The Merger; Closing; Effective Time.....................................................................     1

         1.1.   The Merger.....................................................................................     1
         1.2.   Closing........................................................................................     1
         1.3.   Effective Time.................................................................................     2

2.     Certificate of Incorporation and Bylaws of the Surviving Corporation....................................     2

         2.1.   The Certificate of Incorporation...............................................................     2

3.     Officers and Directors of the Surviving Corporation.....................................................     2

         3.1.   Directors......................................................................................     2
         3.2.   Officers.......................................................................................     2

4.     Effect of the Merger on Capital Stock; Exchange of Certificates.........................................     3

         4.1.   Effect on Capital Stock........................................................................     3
         4.2.   Exchange of Certificates for Shares............................................................     3
         4.3.   Appraisal Rights...............................................................................     6
         4.4.   Adjustments to Exchange Ratio..................................................................     6
         4.5.   Unvested Stock.................................................................................     6

5.     Representations and Warranties of the Company...........................................................     7

         5.1.   Organization, Good Standing and Qualification..................................................     7
         5.2.   Capital Structure..............................................................................     7
         5.3.   Corporate Authority; Approval and Fairness.....................................................     9
         5.4.   Governmental Filings; No Violations............................................................     9
         5.5.   Company Reports: Financial Statements..........................................................    10
         5.6.   Absence of Certain Changes.....................................................................    10
         5.7.   Litigation.....................................................................................    11
         5.8.   Employee Benefits..............................................................................    11
         5.9.   Compliance with Laws...........................................................................    13
         5.10.  Required Vote..................................................................................    13
         5.11.  Owned and Leased Real Properties...............................................................    13
         5.12.  Environmental Matters..........................................................................    14
         5.13.  Accounting and Tax Qualification Matters.......................................................    14
         5.14.  Taxes..........................................................................................    15
         5.15.  Labor Matters..................................................................................    16
         5.16.  Intellectual Property..........................................................................    16


         5.17.  Agreements, Contracts and Commitments..........................................................    17
         5.18.  Brokers and Finders............................................................................    18
         5.19.  Board Recommendation...........................................................................    18
         5.20.  No Existing Discussions........................................................................    18
         5.21.  Section 203 of the DGCL Not Applicable.........................................................    18
         5.22.  Rights Agreement...............................................................................    19
         5.23.  Assets.........................................................................................    19
         5.24.  Customers and Suppliers........................................................................    19
         5.25.  Business Activity Restrictions.................................................................    19
         5.26.  Disclosure.....................................................................................    20
         5.27.  No Other Representations or Warranties.........................................................    20

6.     Representations and Warranties of Parent and Merger Sub.................................................    20

         6.1.   Ownership of Company Shares....................................................................    20
         6.2.   Capitalization of Merger Sub...................................................................    20
         6.3.   Organization, Good Standing and Qualification..................................................    21
         6.4.   Capital Structure..............................................................................    21
         6.5.   Corporate Authority: Approval and Fairness.....................................................    22
         6.6.   Governmental Filings; No Violations............................................................    22
         6.7.   Parent Reports; Financial Statements...........................................................    23
         6.8.   Absence of Certain Changes.....................................................................    24
         6.9.   Litigation.....................................................................................    24
         6.10.  Compliance with Laws...........................................................................    24
         6.11.  Required Vote..................................................................................    25
         6.12.  No Owned Real Properties.......................................................................    25
         6.13.  Environmental Matters..........................................................................    25
         6.14.  Accounting and Tax Qualification Matters.......................................................    25
         6.15.  Taxes..........................................................................................    26
         6.16.  Labor Matters..................................................................................    26
         6.17.  Intellectual Property..........................................................................    26
         6.18.  Brokers and Finders............................................................................    27
         6.19.  Board Recommendation...........................................................................    28
         6.20.  Assets.........................................................................................    28
         6.21.  Customers and Suppliers........................................................................    28
         6.22.  Business Activity Restrictions.................................................................    28
         6.23.  Disclosure.....................................................................................    29
         6.24.  No Other Representations or Warranties.........................................................    29

7.     Covenants...............................................................................................    29

         7.1.   Interim Covenants..............................................................................    29
         7.2.   Acquisition Proposals..........................................................................    32
         7.3.   Information Supplied...........................................................................    33
         7.4.   Shareholders' Meetings.........................................................................    34

         7.5.   Filings; Other Actions; Notification...........................................................    35
         7.6.   Accounting.....................................................................................    37
         7.7.   Access.........................................................................................    37
         7.8.   Affiliates.....................................................................................    37
         7.9.   Stock Exchange Listing and De-listing..........................................................    38
         7.10.  Publicity......................................................................................    38
         7.11.  Stock Options; Election of Directors...........................................................    38
         7.12.  Expenses.......................................................................................    39
         7.13.  Indemnification; Directors' and Officers' Insurance............................................    39
         7.14.  Takeover Statute...............................................................................    41
         7.15.  Parent Vote....................................................................................    41
         7.16.  "Pooling of Interests" Letters.................................................................    41
         7.17.  Offers of Employment...........................................................................    41
         7.18.  Stockholder Litigation.........................................................................    42

8.     Conditions..............................................................................................    42

         8.1.   Conditions to Each Party's Obligation to Effect the Merger.....................................    42
         8.2.   Conditions to Obligations of Parent and Merger Sub.............................................    43
         8.3.   Conditions to Obligations of the Company.......................................................    44

9.     Termination.............................................................................................    45

         9.1    Termination by Mutual Consent..................................................................    45
         9.2    Termination by Either Parent or the Company....................................................    45
         9.3.   Termination by the Company.....................................................................    45
         9.4.   Termination by Parent..........................................................................    46
         9.5.   Effect of Termination and Abandonment..........................................................    46
         9.6.   Fees and Expenses..............................................................................    46

10.    Miscellaneous and General...............................................................................    47

         10.1   Survival.......................................................................................    47
         10.2   Modification or Amendment......................................................................    48
         10.3.  Waiver of Conditions...........................................................................    48
         10.4.  Counterparts...................................................................................    48
         10.5.  Governing Law and Venue; Waiver of Jury Trial..................................................    48
         10.6.  Notices........................................................................................    49
         10.7.  Entire Agreement: no other representations.....................................................    49
         10.8.  No Third Party Beneficiaries...................................................................    50
         10.9.  Obligations of Parent and of the Company.......................................................    50
         10.10. Severability...................................................................................    50
         10.11. Interpretation.................................................................................    51
         10.12. Assignment.....................................................................................    51
         10.13. Glossary of Terms..............................................................................    51

Exhibits
--------
Exhibit A-1       Company Stockholder Agreement
Exhibit A-2       Parent Stockholder Agreement
Exhibit B-1       Form of Company Affiliates Letter
Exhibit B-2       Form of Parent Affiliates Letter

                                                                  Execution Copy

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of October 2, 2000, by and among Applied Science and Technology, Inc., a Delaware corporation (the "Company"), MKS Instruments, Inc., a Massachusetts corporation ("Parent"), and Mango Subsidiary Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub").

                                    RECITALS

         WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved this Agreement and adopted the plan of merger (the "Plan") set forth herein whereby Merger Sub will merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the "Merger");

         WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

         WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests"; and

         WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.       THE MERGER; CLOSING; EFFECTIVE TIME

         1.1. The Merger.

              Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

         1.2. Closing.

              The closing of the Merger (the "Closing") shall take place (i) at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 at 10:00 A.M. on the third business day after the last to be satisfied or waived of the conditions set forth in Section 8 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

         1.3. Effective Time.

              As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger reflecting the provisions set forth in this Agreement (the "Certificate of Merger") to be executed by the Company and Merger Sub and delivered for filing to the Secretary of State of the State of Delaware (the "Department") as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Department or at such later time agreed by the parties in writing and provided in the Certificate of Merger (the "Effective Time").

2.       CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

         2.1. The Certificate of Incorporation.

              Subject to the provisions of Section 7.13 regarding indemnification, the Certificate of Incorporation, as amended, of the Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Certificate"), until duly amended as provided therein or by applicable law.

         2.2  The Bylaws.

              The bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until duly amended as provided therein or by applicable law.



3.       OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

         3.1. Directors.

              The board of directors of the Surviving Corporation shall consist of the Board of Directors of Merger Sub until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the Bylaws as in effect from time to time.

         3.2. Officers.

              The persons listed on Schedule 3.2 shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the Bylaws.

4.       EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

         4.1. Effect on Capital Stock.

              At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

             (a) Merger Consideration. Each share of the Common Stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (a "Share" and, collectively, the "Shares") (other than Shares owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent (collectively, the "Parent Companies") or Shares that are owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company and in each case not held on behalf of third parties (collectively, "Excluded Shares")), together with any Company Rights (as defined in Section 5.2(a)) attached thereto or associated therewith, shall be converted into and become exchangeable for (the "Merger Consideration")
0.7669 share (as such number of shares may be adjusted in accordance with the terms of this Agreement, the "Exchange Ratio") of Common Stock, no par value per share, of Parent ("Parent Common Stock").

               At the Effective Time, all Shares and all Company Rights shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "Share Certificate") formerly representing any of such Shares or Company Rights (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares of Parent Common Stock into which such Shares otherwise would have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c). All Company Options (as defined in Section 5.2(a)) shall be converted into options to purchase Parent Common Stock in accordance with Section 7.11(a) herein.

              (b) Cancellation of Shares. Each Excluded Share shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

              (c) Merger Sub. Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

         4.2. Exchange of Certificates for Shares.

              (a) Exchange Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent (the "Exchange Agent"), selected by Parent with the Company's prior approval for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock, and, after the Effective Time, if applicable, any cash dividends or other distributions with respect to the Parent Common Stock to be issued or paid pursuant to the penultimate sentence of Section 4.1(a) in exchange for Shares outstanding immediately prior to the Effective Time upon due surrender of the Share Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Section 4 (such certificates for shares of Parent Common Stock, together with the amount of any cash dividends or other distributions payable with respect thereto (and any dividends or other distributions payable with respect thereto from time to time), being hereinafter referred to as the "Exchange Fund").

              (b) Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares at the Effective Time (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery of the Share Certificates shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company shall reasonably agree, and (ii) instructions for use in effecting the surrender of the Share Certificates in exchange for (A) certificates representing shares of Parent Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares to be paid pursuant to this Agreement (such instructions shall include instructions for the payment of the Merger Consideration, cash in lieu of fractional shares, and dividends or other distributions to a Person other than the Person in whose name the surrendered Share Certificate is registered on the transfer books of the Company). Subject to Section 4.2(g), upon proper surrender of a Share Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and executed, the holder of such Share Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Section 4, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Section 4, and the Share Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Share Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Share Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Share Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer.

              For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as hereinafter defined) or other entity of any kind or nature.

              (c) Distributions with Respect to Unexchanged Shares; Voting.

                             (i) All shares of Parent Common Stock to be issued
pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Share Certificate until such Share Certificate is surrendered for exchange in accordance with this Section 4. Following surrender of any Share Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends and other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends and other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

                             (ii) Holders of unsurrendered Share Certificates
shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock which such holder thereof is entitled to receive upon exchange of such Share Certificates, regardless of whether such holders have exchanged their Share Certificates.

              (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

              (e) Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Parent Common Stock will be issued pursuant to the Merger and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in a share of Parent Common Stock based on the closing price per share of Parent Common Stock as reported in The Wall Street Journal, New York City Edition or, if not reported thereby, another reasonably agreed authoritative source on the trading day immediately preceding the Effective Time.

              (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be returned to Parent. Any stockholders of the Company who have not theretofore complied with this Section 4 shall thereafter look only to Parent for payment of the Merger Consideration and any cash dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1 and Section 4.2(c) upon due surrender of their Share Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon.

              (g) Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Share Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Share Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions deliverable in respect thereof pursuant to Section 4.2(c) upon due surrender of the Shares represented by such Share Certificate pursuant to this Agreement.

              (h) No Liability. To the extent permitted by applicable law, none of the Parent, the Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Shares or of Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Share Certificate shall not have been surrendered prior to 180 days after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock, and any cash payable to the holder of such Share Certificate pursuant to this Section 4 or any dividends or distributions payable to the holder of such Share Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 5.4(a)), any such shares of Parent Common Stock or cash, dividends or distributions in respect of such Share Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

              (i) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "Affiliate" of the Company (as defined in Section 7.8(a)) shall not be exchanged until the Parent has received a Company Affiliate Agreement (as defined in Section 7.8(a)) from such Affiliate.

         4.3. Appraisal Rights.

              No appraisal rights shall be available to holders of Shares in connection with the Merger in accordance with the provisions of Section 262 of the DGCL.

         4.4. Adjustments to Exchange Ratio.

              The Exchange Ratio shall be adjusted to reflect the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Shares), reorganization, recapitalization or other like change with respect to Parent Common Stock or Shares occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

         4.5. Unvested Stock.

              At the Effective Time, unvested Shares, if any, awarded to employees, directors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall be converted into unvested shares of Parent Common Stock in accordance with the Exchange Ratio and shall remain subject to the same terms, restrictions and vesting schedule (including acceleration provisions, if any) as in effect immediately prior to the Effective Time. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested Shares, if any, shall be assigned to the Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be adjusted to reflect the Exchange Ratio.

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Parent and the Merger Sub that the statements contained in this Section 5 are true and correct, except as set forth herein or in the disclosure letter delivered by the Company to the Parent on or before the date of this Agreement (the "Company Disclosure Letter"). The Company Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 5 and the disclosure in any paragraph shall qualify other paragraphs in this
Section 5 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

         5.1. Organization, Good Standing and Qualification.

              Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing or of active status, as applicable, under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect (as hereinafter defined). The Company has made available to Parent complete and correct copies of the Company's and its Subsidiaries' articles of incorporation and bylaws (or comparable governing instruments), as amended to the date hereof. The Company's and its Subsidiaries' articles of incorporation and bylaws (or comparable governing instruments) so delivered are in full force and effect.

              As used in this Agreement, the term "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

              As used in this Agreement, the term "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business, results of operations or prospects of the Company and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any change (i) in law, rule, regulation or generally accepted accounting principles ("GAAP") or interpretations thereof, (ii) in economic or business conditions generally or in the industries of the Company or any of its Subsidiaries specifically in a manner not disproportionate to the manner in which such conditions affect other companies generally or other companies in the industries of the Company or any of its Subsidiaries, as the case may be, or (iii) as a proximate result of the execution and delivery of this Agreement and the contemplated consummation of the transactions contemplated hereby shall not be considered when determining if a Company Material Adverse Effect has occurred.

         5.2. Capital Structure.

              (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share ("Company Preferred Stock"), of which 100,000 shares are designated Series A Junior Participating Preferred Stock. As of the close of business on the date hereof, (i) 14,550,519 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of the Company Preferred Stock were issued and outstanding. Section 5.2(a) of the Company Disclosure Letter lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans under which such options were granted (collectively, the "Company Stock Plans") and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the "Company Options") under the Company Stock Plans, indicating the number of shares of Company Common Stock subject to each Company Option, and the exercise price, the date of grant, vesting schedule and the expiration date thereof. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in the previous sentence, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or other capital stock of the Company or any of its Subsidiaries. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim, limitation on the Company's voting rights or other encumbrance. Except for (x) pursuant to Company Stock Plans and (y) the rights ("Company Rights") issued and issuable under the Company's Shareholder Rights Plan, dated as of March 4, 1998 between the Company and American Stock Transfer and Trust Company (the "Company Rights Plan") there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt"). To the knowledge of the executive officers of the Company, other than the Company Stockholder Agreement to be delivered by Richard S. Post and John M. Tarrh, there are no agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of the Company or any of its Subsidiaries.

              (b) Except as set forth in the Company Reports (as defined below) filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated.

         5.3. Corporate Authority; Approval and Fairness.

              (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the "Company Requisite Vote"), the Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

              (b) The Board of Directors of the Company (A) has approved this Agreement and adopted the Plan set forth in this Agreement and (B) has received the opinion of its financial advisors, CIBC World Markets Corp., to the effect that the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of the Shares.

         5.4. Governmental Filings; No Violations.

              (a) Except with respect to Environmental Laws, which are specifically addressed in Section 5.12, other than the filings and/or notices
(A) pursuant to Section 1.3 and (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity (each a "Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby.

              (b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, either the certificate of incorporation of the Company or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or any Law or governmental or non-governmental permit, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) above, for any breach, violation, default, acceleration, creation or change that would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

         5.5. Company Reports: Financial Statements.

              The Company has made or, as appropriate, will make, available to Parent each registration statement, report, proxy statement or information statement required to be filed by it since July 1, 2000 (the "Audit Date") and prior to the Effective Time, including the Company's Annual Report on Form 10-K for the fiscal year ended July 1, 2000 in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including amendments of any such reports as amended, the "Company Reports"). The Company Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company Reports or necessary in order to make the statements in such Company Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of consolidated statements of cash flow included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the consolidated results of operations and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments, which will not be material), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

         5.6. Absence of Certain Changes.

              Except as disclosed in the Company Reports or as permitted hereunder, since the Audit Date and through the date hereof, the Company and its Subsidiaries taken as a whole have conducted their business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such business and there has not been (i) any change in the financial condition, properties, business, results of operations or prospects of the Company and its Subsidiaries that has had, or would be reasonably expected to have, a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or material property owned, leased or otherwise used by the Company or any of its Subsidiaries, not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; (iv) any change by the Company in accounting principles, practices or methods which is not required or permitted by GAAP; or (v) any other action that would have required Parent consent pursuant to Section 7.1(a). Since the Audit Date and through the date hereof, except as provided for herein or as disclosed in the Company Reports, there has not been any material increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any material amendment of any of the Compensation and Benefit Plans (as hereinafter defined) other than increases or amendments in the ordinary course.

         5.7. Litigation.

              Except with respect to Environmental Laws, which are specifically addressed in Section 5.12, and except as disclosed in the Company Reports, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of the Company, threatened against or affecting the Company or any of its Subsidiaries, except for those that would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, nor any judgment, decree, injunction, rule or rules of any Governmental Entity pending or, to the knowledge of the executive officers of the Company, threatened against or affecting the Company or any of its Subsidiaries, except for those that would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company which, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect.

         5.8. Employee Benefits.

              (a) A true and correct copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement, including, without limitation, any employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company, its Subsidiaries or any entity which is considered one employer with the Company under Section 4001 of ERISA or
Section 414 of the Code (an "ERISA Affiliate") (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. In addition, where relevant, the following documents regarding the Compensation and Benefit Plans of the Company and its Subsidiaries has been made available to Parent: (i) administrative service agreements; (ii) summary plan descriptions; and (iii) IRS Form 5500s, Form 5500C and Form 5500R for the last three (3) years. The Compensation and Benefit Plans are listed in Section 5.8 of the Company Disclosure Letter and any Compensation and Benefit Plans containing "change of control" or similar provisions therein are specifically identified in
Section 5.8 of the Company Disclosure Letter.

              (b) All Compensation and Benefit Plans covering Employees
(the "Plans") are in compliance with all applicable laws, including the Code and ERISA, to the extent applicable and the laws of any applicable foreign jurisdiction, except for any noncompliance that would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Each Compensation and Benefit Plan has been administered in accordance with its terms and the requirements of ERISA and the Code, to the extent applicable. Each Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received or is the subject of a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to "TRA" (as defined in
Section 1 of Rev. Proc. 93-39) and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred that is reasonably likely to result in revocation of any such favorable letter. As of the date hereof, there is no audit or investigation by any Governmental Entity underway, and there are no termination proceedings or to the knowledge of the executive officers of the Company, other claims (except claims for benefits payable in the ordinary course) suits or proceedings threatened against or involving any Compensation and Benefit Plans that would give rise to any liability. Neither the Company, its Subsidiaries, nor any employee, officer or director thereof, nor, any third-party with respect to Compensation and Benefit Plans, has engaged or failed to engage in any conduct with respect to any Compensation and Benefit Plan that could subject the Company or any of its Subsidiaries to any material fine, penalty, tax or liability of any kind under the Code or ERISA or could require indemnification by the Company or any of its Subsidiaries.

              (c) Neither the Company, its Subsidiaries nor any ERISA
Affiliate has ever maintained a Compensation and Benefit Plan subject to Section 412 of the Code or Title IV of ERISA. At no time has the Company, its Subsidiaries or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" as defined in ERISA.

              (d) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made.

              (e) Except as required by Code Section 4980B or any similar state law, neither the Company nor its Subsidiaries has any obligations for retiree health and life benefits under any Compensation and Benefit Plan nor any unfunded obligation under any other Compensation and Benefit Plan for post-employment benefits. The Company, its Subsidiaries and its ERISA Affiliates have at all times complied with the continuation coverage requirements of Code
Section 4980B, or similar state law.

              (f) The consummation of the Merger and the other transactions contemplated by this Agreement will not (w) entitle any Employees to severance pay, (x) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans, (y) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans, or (z) provide any payment that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code.

              (g) No Compensation and Benefit Plan or related documentation prohibits the Company or any Subsidiary from amending or terminating such Compensation and Benefit Plan.

No Compensation and Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

              (h) Notwithstanding anything to the contrary contained in this
Section 5.8, the representations and warranties contained in this Section 5.8, other than the representations and warranties set forth in paragraph (f) above, shall be deemed to be true and correct unless such failures to be true and correct are reasonably likely to have a Company Material Adverse Effect.

         5.9. Compliance with Laws.

              Exclusive of Environmental Laws which are specifically dealt with in Section 5.12 below, the business of the Company and its Subsidiaries taken as a whole is not being conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for violations that would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Exclusive of Environmental Laws which are specifically dealt with in Section 5.12 below, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the executive officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals ("Permits") from Governmental Entities necessary to conduct its business as presently conducted, except for those the absence of which would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and its Subsidiaries are in compliance with the terms of the Permits, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. No Permit will cease to be effective as a result of the consummation of transactions contemplated by this Agreement, except where the cessation of effectiveness, individually or in the aggregate, will not have a Company Material Adverse Effect.

         5.10. Required Vote.

                  The Company shareholder approval, being the affirmative vote of a majority of the Shares entitled to vote, is the only vote of the holders of any class or series of the securities of Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

         5.11. Owned and Leased Real Properties.

              (a) Except as disclosed in the Company Reports, the Company and its Subsidiaries do not own any real property.

              (b) The Company has provided to the Parent a complete and accurate list of all real property leased by the Company or its Subsidiaries (collectively "Company Leases") and the location of the premises. The Company is not in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have a Company Material Adverse Effect. Each of the Company Leases is in full force and effect and will not cease to be in full force and effect as a result of the transactions contemplated by this Agreement.

         5.12. Environmental Matters.

              Except as disclosed in the Company Reports and except for such matters that would not have a Company Material Adverse Effect, the Company and its Subsidiaries: (i) are in compliance with all applicable Environmental Laws (as hereinafter defined); (ii) have not received any notice from any Governmental Entity or any third party alleging any violation of, or liability under, any applicable Environmental Laws; (iii) are not subject to any court order, administrative order or decree arising under any Environmental Law; (iv) to the knowledge of the executive officers of the Company, do not own or operate any property that has been contaminated with any Hazardous Substance (as hereinafter defined) and (v) are not subject to any claims, demands or notifications concerning liability for any Hazardous Substance disposal or contamination.

              Parent and Merger Sub acknowledge that the representations and warranties contained in this Section 5.12 are the only representations and warranties being made by the Company with respect to compliance with, or liability or claims under, Environmental Laws or with respect to permits issued or required under Environmental Laws, that no other representation by the Company contained in this Agreement shall apply to any such matters and that no other representation or warranty, express or implied, is being made with respect thereto.

              As used herein, the term "Environmental Law" means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law or agency requirement as in effect and as interpreted as of the date hereof relating to (A) the protection, investigation or restoration of the environment, human health, worker safety, or the protection of natural resources or (B) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance.

              As used herein, the term "Hazardous Substance" means any substance that is listed, classified or regulated as such pursuant to any Environmental Law including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

         5.13. Accounting and Tax Qualification Matters.

              As of or prior to the date hereof, neither the Company nor any of its Affiliates (as defined in Section 7.8(a)) has taken or agreed to take any action, nor do the executive officers of the Company have any knowledge of any fact or circumstance relating to the Company, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 (a) of the Code.

         5.14. Taxes.

              (a) The Company and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, (ii) have paid all Taxes (as defined below) owed by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except, in each case, for those failures to file or pay or those waivers that would not have a Company Material Adverse Effect. As of the date hereof, there are not pending or, to the knowledge of the executive officers of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.

              (b) Neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be an "excess parachute payment" under Code Section 280G.

              (c) Neither the Company nor any Subsidiary has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

              (d) Neither the Company nor any Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the Subsidiaries are subject to an election under
Section 341(f) of the Code.

              (e) None of the assets of the Company or any Subsidiary is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code.

              (f) None of the assets of the Company or any Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

              (g) None of the assets of the Company or any Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

              (h) Neither the Company nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

              (i) Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members.

              (j) The Company has never participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

              As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, transfer production, value added, ad valorem occupancy and other taxes, duties or assessments of any nature whatsoever, imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

         5.15. Labor Matters.

              Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice nor is there pending or, to the knowledge of the executive officers of the Company, threatened, nor since January 1, 1998 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, except for those that would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

         5.16. Intellectual Property.



              (a) The Company and/or one or more of its Subsidiaries owns, or is licensed or otherwise possesses valid rights to use, all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as conducted as of the date hereof, except for any such failures to own, be licensed or possess that would not have a Company Material Adverse Effect, and to the knowledge of the executive officers of the Company all patents, trademarks, trade names, service marks and copyrights owned by the Company and/or its Subsidiaries are valid and subsisting, except for those the invalidity of which would not have a Company Material Adverse Effect.

              (b) Except as disclosed in Company Reports or except as would not have a Company Material Adverse Effect:

                           (i) the Company is not, nor will it be as a result of
the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party as of the date hereof and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, copyrights, domain names, trade secrets or computer software (collectively, "Third-Party Intellectual Property Rights"), except for those items listed in Section 5.16(a)(i) of the Company Disclosure Letter.

                           (ii) no claims with respect to (a) the patents,
registered and material unregistered trademarks and service marks, domain names, registered copyrights, trade names, and any applications therefor, trade secrets or computer software owned by the Company or any of its Subsidiaries (collectively, the "Company Intellectual Property Rights") or (b) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the executive officers of the Company, are threatened by any Person;

                           (iii) to the knowledge of the executive officers of
the Company there are not any valid grounds for any bona fide claims (a) to the effect that the sale, licensing or use of any product or service as used, sold or licensed by the Company or any of its Subsidiaries as of the date hereof, infringes on any copyright, patent, trademark, service mark, domain name or trade secret; (b) against the use by the Company or any of its Subsidiaries of any Company Intellectual Property Rights or the Third-Party Intellectual Property Rights used in the business of the Company or any of its Subsidiaries as currently conducted; (c) challenging the ownership, validity or enforceability of any of the Company Intellectual Property Rights; or (d) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

                           (iv) to the knowledge of the executive officers of
the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

                           (v) The Company and its Subsidiaries have taken
reasonable measures to protect the proprietary nature of the Company Intellectual Property Rights that are material to the business of the Company and its Subsidiaries, taken as a whole, and to maintain in confidence all trade secrets and confidential information owned or used by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole.

         5.17.  Agreements, Contracts and Commitments.

               (a) Other than the contracts identified on the exhibit indices of the Company Reports filed prior to the date of this Agreement (the "Company Material Contracts"), there are no contracts or agreements that are material to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries. Each Company Material Contract has not expired by its terms and is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect.

               (b) Section 5.17(b) of the Company Disclosure Letter sets forth a complete list of each contract or agreement to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company). Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 5.17(b) of the Company Disclosure Letter have heretofore been furnished to the Parent. Except as disclosed in the Company Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any director, officer or other affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

         5.18. Brokers and Finders.

               Except for CIBC World Markets Corp., neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement. CIBC World Market Corp.'s fees and expenses will be paid by the Company. Section 5.18 of the Company Disclosure Letter sets forth a complete and accurate list of the estimated fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of CIBC World Markets Corp. and of the Company's legal counsel and accountants).

         5.19. Board Recommendation.

               The Company Board, at a meeting duly called and held, has by a unanimous vote (with John R. Bertucci abstaining), (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of Company and the shareholders of Company, and (ii) resolved to recommend that the holders of Shares approve this Agreement and the transactions contemplated herein, including the Merger. Each of Richard S. Post and John M. Tarrh, simultaneously with the execution of this Agreement, has executed a Stockholder Agreement, in the form attached hereto as Exhibit A-1 (the "Company Stockholder Agreement"), agreeing to vote all shares of Company Common Stock owned by them in favor of the transactions contemplated by this Agreement.

         5.20. No Existing Discussions.

               As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 7.2).

         5.21. Section 203 of the DGCL Not Applicable.

               The Board of Directors of the Company has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreement.

         5.22. Rights Agreement.

               The Company has duly entered into an amendment to the Company Rights Plan, a signed copy of which has been delivered to the Parent, and taken all other action necessary or appropriate so that the entering into of this Agreement or the Company Stockholder Agreement do not and will not result in the ability of any person to exercise any of the Company Rights under the Company Rights Plan or enable or require the Company Rights issued thereunder to separate from the Shares to which they are attached or to be triggered or become exercisable or cease to be redeemable.

         5.23. Assets.

               Each of the Company and its Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. All of such tangible assets which are owned, are owned free and clear of all mortgages, security interests, pledges, liens and encumbrances ("Liens") except for (i) Liens which are disclosed in the Company Reports filed prior to the date of this Agreement and
(ii) other Liens which, individually and in the aggregate, do not materially interfere with the ability of the Company and its Subsidiaries to conduct their business as currently conducted and as presently proposed to be conducted and have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect. The tangible assets of the Company and its Subsidiaries, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.

         5.24. Customers and Suppliers.

               No customer of the Company or any of its Subsidiaries that represented 5% or more of the Company's consolidated revenues in the fiscal year ended July 1, 2000 has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, buying materials, products or services from the Company or any of its Subsidiaries. No supplier of the Company or any of its Subsidiaries has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, supplying materials, products or services to them, which cessation or decrease, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

         5.25. Business Activity Restrictions.

               There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or any Subsidiary of the Company is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by the Company in any material respect. The Company has not entered into any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

         5.26. Disclosure.

               No representation or warranty by Company in this Agreement, nor any statement, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Company pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained herein or therein not misleading.

         5.27. No Other Representations or Warranties.

               Except for the representations and warranties contained in this
Section 5, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

6.       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         The Parent and the Merger Sub, jointly and severally, represent and warrant to the Company that the statements contained in this Section 6 are true and correct, except as set forth herein or in the disclosure schedule delivered by the Parent to the Company on or before the date of this Agreement (the "Parent Disclosure Letter"). The Parent Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 6 and the disclosure in any paragraph shall qualify other paragraphs in this Section 6 only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

         6.1.  Ownership of Company Shares.

               Neither Parent nor any of its Subsidiaries (i) owns any of the Shares, and (ii) will acquire any of the Shares prior to the Effective Time.

         6.2.  Capitalization of Merger Sub.

               The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.01 per share, of Merger Sub all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub authorized, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement.

         6.3.  Organization, Good Standing and Qualification.

               Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect (as hereinafter defined). Parent has made available to the Company a complete and correct copy of Parent's and the Merger Sub's article of organization and bylaws (or comparable governing instruments), as amended and/or restated to the date hereof. Parent's and its Subsidiaries' articles of organization and bylaws (or comparable governing instruments) are in full force and effect.

               As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any change (i) in law, rule, or regulation or GAAP or interpretations thereof (ii) in economic or business conditions generally or in the industries of the Parent or any of its Subsidiaries specifically in a manner not disproportionate to the manner in which such conditions affect other companies generally or other companies in the industries of the Parent or any of its Subsidiaries, as the case may be, or
(iii) as a proximate result of the execution and delivery of this Agreement and the contemplated consummation of the transactions contemplated hereby shall not be considered when determining if a Parent Material Adverse Effect has occurred.

         6.4.  Capital Structure.

               The authorized capital stock of the Parent consists of 50,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, $.01 par value per share (the "Parent Preferred Stock"). As of the close of business on the date hereof, 25,532,257 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding. As of the close of business on the date hereof, there were an aggregate of 2,899,361 shares of Parent Common Stock subject to outstanding options pursuant to the Parent's Amended and Restated 1995 Stock Incentive Plan, 1996 Amended and Restated Director Stock Option Plan and 1997 Director Stock Option Plan. In addition, 427,286 shares of Parent Common Stock are reserved for future issuance pursuant to the 1999 Employee Stock Purchase Plan. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable. All of the shares of Parent Common Stock issuable pursuant to Section 4.1(a) in connection with the Merger, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Parent's or Merger Sub's charter or bylaws or any agreement to which the Parent or Merger Sub is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Parent Common Stock or other capital stock of the Parent or any of its Subsidiaries. Each of the outstanding shares of capital stock or other securities of each of Merger Sub is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Parent or Merger Sub or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or Merger Sub, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter ("Parent Voting Debt"). To the knowledge of the executive officers of Parent, other than the Parent Stockholder Agreement to be delivered by John R. Bertucci, Claire R. Bertucci and certain Bertucci family trusts, there are no agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of the Parent or any of its Subsidiaries.

         6.5.  Corporate Authority: Approval and Fairness.

               (a) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate, subject only to approval by the holders of a majority of the outstanding shares of Parent Common Stock of the issuance of Parent Common Stock pursuant to Section 4 hereof (the "Parent Requisite Vote"), the Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and legally binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Parent Common Stock, when issued, will be registered under the Securities Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

               (b) The Board of Directors of each of the Parent and the Merger Sub has approved this Agreement and adopted the Plan set forth in this Agreement. The Board of Directors of Parent has received the opinion of its financial advisors, Merrill, Lynch, Pierce, Fenner & Smith Incorporated, to the effect that the Merger Consideration to be issued by Parent is fair, from a financial point of view, to Parent.

         6.6.  Governmental Filings; No Violations.

               (a) Except with respect to Environmental Laws, which are specifically addressed in Section 6.13, other than the filings and/or notices
(A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" laws and (D) required to be made with the The Nasdaq Stock Market, Inc., no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

               (b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, either the articles of organization or bylaws of Parent, the certificate of incorporation or bylaws of Merger Sub or the comparable governing instruments of any of Parent's Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) above, for any breach, violation, default, acceleration, creation or change that would not have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

         6.7.  Parent Reports; Financial Statements.

               Parent has made, or, as appropriate, will make, available to the Company each registration statement, report, proxy statement or information statement filed by it since December 31, 1999 (the "Parent Audit Date") and prior to the Effective Time, including (i) Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, (ii) Parent's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000,
(iii) Form 8-K filed with the SEC on June 28, 2000, (iv) Registration Statement on Form S-8 filed with the SEC on February 28, 2000, and (v) Registration Statement on Form S-3 filed with the SEC on April 10, 2000 and amendments thereto, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including amendments of any such reports as amended, the "Parent Reports"). The Parent Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent Reports or necessary in order to make the statements in such Parent Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Parent is required to file any forms, reports or other documents with the SEC. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial positions included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents the consolidated results of operations and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments, which will not be material), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

         6.8.  Absence of Certain Changes.

               Except as disclosed in the Parent Reports or as set forth on
Section 6.8 of the Parent Disclosure Letter, since the Parent Audit Date and through the date hereof, Parent and its Subsidiaries taken as a whole have conducted their business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such business and there has not been (i) any change in the financial condition, properties, business, results of operations or prospects of Parent and its Subsidiaries that has had, or is reasonably likely to have, a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or material property owned, leased or otherwise used by Parent or any of its Subsidiaries, not covered by insurance;
(iii) any change by Parent in accounting principles, practices or methods which is not required or permitted by GAAP; or (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof or in the ordinary course of business consistent with past practice.

         6.9.  Litigation.

               Except with respect to Environmental Laws, which are specifically addressed in Section 6.13, and except as disclosed in the Parent Reports, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of the Parent, threatened against or affecting the Parent or any of its Subsidiaries, except for those that would not have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement, nor any judgment, decree, injunction, rule or rules of any Governmental Entity pending or, to the knowledge of the executive officers of the Parent, threatened against or affecting the Parent or any of its Subsidiaries, except for those that would not have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Parent which, individually or in the aggregate, have had or are reasonably likely to have a Parent Material Adverse Effect.

         6.10. Compliance with Laws.

               The business of Parent and its Subsidiaries taken as a whole is not being conducted in violation of any Laws, except for violations that would not have a Parent Material

Adverse Effect or prevent or materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of the executive officers of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries each has all Permits from Governmental Entities necessary to conduct its business as presently conducted, except for those the absence of which would not have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. The Parent and its Subsidiaries are in compliance with the terms of the Permits, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect. No Permit will cease to be effective as a result of the consummation of transactions contemplated by this Agreement, except where the cessation of effectiveness, individually or in the aggregate, will not have a Parent Material Adverse Effect.

         6.11. Required Vote.

               The Parent shareholders approval, being the affirmative vote of a majority of the Parent Common Stock entitled to vote, is the only vote of the holders of any class or series of the securities of Parent necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

         6.12. No Owned Real Properties.

               Except as disclosed in the Parent Reports, the Parent and its Subsidiaries do not own any real property.

         6.13. Environmental Matters.

               Except as disclosed in the Parent Reports and except for such matters that would not have a Parent Material Adverse Effect, Parent and its
Subsidiaries: (i) are in compliance with all applicable Environmental Laws; (ii) have not received any notice from any Governmental Entity or any third party alleging any violation of, or liability under, any applicable Environmental Laws; (iii) are not subject to any court order, administrative order or decree arising under any Environmental Law; (iv) to the knowledge of the executive officers of Parent do not own or operate any property that has been contaminated with any Hazardous Substance; and (v) are not subject to any claims, demands or notifications concerning liability for any Hazardous Substance disposal or contamination.

         6.14. Accounting and Tax Qualification Matters.

               As of or prior to the date hereof, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor do the executive officers of Parent have any knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. It is the present plan and intention of Parent to (a) cause the Company to continue at least one significant historic business line, or to use a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulation 1.368-1(d) promulgated under the Internal Revenue Code and (b) maintain the Company as a separate subsidiary which is directly owned by the Parent and not to liquidate the Company or merge the Company with any other entity; provided, however, Parent may cause the Company to be merged into Parent.

         6.15. Taxes.

               Parent and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, (ii) have paid all Taxes owed by the Parent and each of its Subsidiaries (whether or not shown on any Tax Return) that are shown as due on such filed Tax Returns or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith, and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except, in each case, for those failures to file or pay or those waivers that would not have a Parent Material Adverse Effect. As of the date hereof, there are not pending or, to the knowledge of the executive officers of Parent, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.

         6.16. Labor Matters.

               Neither the Parent nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Parent nor any of its Subsidiaries is the subject of any proceeding asserting that Parent or any of its Subsidiaries has committed an unfair labor practice nor is there pending or, to the knowledge of the executive officers of Parent, threatened, nor since January 1, 1998 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Parent or any of its Subsidiaries, except for those that would not have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

         6.17. Intellectual Property.

               (a) Parent and/or one or more of its Subsidiaries owns, or is licensed or otherwise possesses valid rights to use, all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of Parent and its Subsidiaries as conducted as of the date hereof, except for any such failures to own, be licensed or possess that would not have a Parent Material Adverse Effect, and to the knowledge of the executive officers of Parent all patents, trademarks, trade names, service marks and copyrights owned by Parent and/or its Subsidiaries are valid and subsisting, except for those the invalidity of which would not have a Parent Material Adverse Effect.

               (b) Except as disclosed in Parent Reports or except as would not have a Parent Material Adverse Effect:

                           (i) Parent is not, nor will it be as a result of the
execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Parent is a party as of the date hereof and pursuant to which Parent is authorized to use any third-party patents, trademarks, service marks, domain names, copyrights, trade secrets or computer software (collectively, "Parent Third-Party Intellectual Property Rights");

                           (ii) no claims with respect to (a) the patents,
registered and material unregistered trademarks and service marks, domain names, registered copyrights, trade names, and any applications therefor, trade secrets or computer software owned by Parent or any of its Subsidiaries (collectively, the "Parent Intellectual Property Rights") or (b) Parent Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the executive officers of Parent, are threatened by any Person;

                           (iii) to the knowledge of the executive officers of
Parent there are not any valid grounds for any bona fide claims (a) to the effect that the sale, licensing or use of any product or service as used, sold or licensed by Parent or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark, domain names or trade secret; (b) against the use by Parent or any of its Subsidiaries of any Parent Intellectual Property Rights or Parent Third-Party Intellectual Property Rights used in the business of Parent or any of its Subsidiaries as currently conducted; (c) challenging the ownership, validity or enforceability of any of the Parent Intellectual Property Rights; or (d) challenging the license or legally enforceable right to use of the Parent Third-Party Intellectual Rights by Parent or any of its Subsidiaries; and

                           (iv) to the knowledge of the executive officers of
Parent, there is no unauthorized use, infringement or misappropriation of any of the material Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent or any of its Subsidiaries.

                           (v) The Parent and its Subsidiaries have taken
reasonable measures to protect the proprietary nature of the Parent Intellectual Property Rights that are material to the business of the Parent and its Subsidiaries, taken as a whole, and to maintain in confidence all trade secrets and confidential information owned or used by the Parent or any of its Subsidiaries and that are material to the business of the Parent and its Subsidiaries, taken as a whole.

         6.18. Brokers and Finders.

               Except for Merrill, Lynch, Pierce, Fenner & Smith, neither Parent nor any of its Affiliates, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement. The Parent shall pay the fees and expenses of Merrill Lynch and Company. Section 6.18 of the Parent Disclosure Letter sets forth the estimated fees and expenses of Merrill Lynch and Company incurred and to be incurred by the Parent and any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement.

         6.19. Board Recommendation.

               The Parent Board, at a meeting duly called and held, has by a unanimous vote, (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of Parent and the shareholders of Parent and (ii) resolved to recommend that the holders of Parent Common Stock approve the issuance of Parent Common Stock pursuant to the Merger. John R. Bertucci, Claire
R. Bertucci and certain Bertucci family trusts, simultaneously with the execution of this Agreement, have executed the Parent Stockholder Agreement, in the form attached hereto as Exhibit A-2 (the "Parent Stockholder Agreement"), agreeing to vote all shares of Parent Common Stock owned by them in favor of the transactions contemplated by this Agreement.

         6.20. Assets.

               Each of the Parent and its Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. All of such tangible assets which are owned, are owned free and clear of all Liens except for (i) Liens which are disclosed in the Parent Reports filed prior to the date of this Agreement and (ii) other Liens which, individually and in the aggregate, do not materially interfere with the ability of the Parent and its Subsidiaries to conduct their business as currently conducted and as presently proposed to be conducted and have not resulted in, and are not reasonably likely to result in, a Parent Material Adverse Effect. The tangible assets of the Parent and its Subsidiaries, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.

         6.21. Customers and Suppliers.

               No customer of the Parent or any of its Subsidiaries that represented 5% or more of the Parent's consolidated revenues in the fiscal year ended December 31, 1999 has indicated to the Parent or any of its Subsidiaries that it will stop, or decrease the rate of, buying materials, products or services from the Parent or any of its Subsidiaries. No supplier of the Parent or any of its Subsidiaries has indicated to the Parent or any of its Subsidiaries that it will stop, or decrease the rate of, supplying materials, products or services to them, which cessation or decrease, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.

         6.22. Business Activity Restrictions.

               There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Parent or any Subsidiary of the Parent is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by the Parent in any material respect. The Parent has not entered into any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or

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
potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

         6.23. Disclosure.

               No representation or warranty by Parent and/or Merger Sub in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Parent and/or Merger Sub pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained herein or therein not misleading.

         6.24. No Other Representations or Warranties

               Except for the representations and warranties contained in this
Section 6, neither Parent or Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub or any of their respective Affiliates.

7.       COVENANTS

         7.1.  Interim Covenants.

               (a) Interim Operations of the Company. From the date hereof through the Effective Time, the Company covenants and agrees that its business and the business of its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of the foregoing, the Company covenants and agrees as to itself and its Subsidiaries that, from the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or by Law):

                           (i) it shall not (A) issue, sell, pledge, dispose of
or encumber any capital stock owned by it in any of its Subsidiaries; (B) amend its certificate of incorporation or bylaws or the comparable governing instruments of any of its Subsidiaries; (C) split, combine or reclassify its outstanding shares of capital stock; or (D) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, except in connection with the Company Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

                           (ii) neither it nor any of its Subsidiaries shall (A)
issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than Shares issuable pursuant to Company Options outstanding on the date hereof under the

Company Stock Plans); (B) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries); (C) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another Person; or (D) by any means, make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) of any Person;

                           (iii) neither it nor any of its Subsidiaries shall
enter into any transaction involving a merger, consolidation, reorganization, share exchange, or similar transaction involving, or any purchase of any assets or any securities of, it or any of its Subsidiaries;

                           (iv) it shall not adopt any stockholder rights plan
or, except as provided in Section 5.22, alter or further amend the Company Rights Plan or the Company Rights;

                           (v) neither it nor any of its Subsidiaries shall make
any capital expenditures or other expenditures with respect to property, plant or equipment except pursuant to the capital expenditure budget set forth in
Section 7.1(a)(v) of the Company Disclosure Letter;

                           (vi) neither it nor any of its Subsidiaries shall
make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

                           (vii) neither it nor any of its Subsidiaries shall
(A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or
(B) waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

                           (viii) neither it nor any of its Subsidiaries shall
except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company of any of its Subsidiaries);

                           (ix) neither it nor any of its Subsidiaries shall
except in the ordinary course of business consistent with past practice (A) enter into any material contract or agreement relating to the distribution, sale or marketing by third parties of the products, of, or products licensed by, the Company or any of its Subsidiaries or (B) license any material intellectual property rights to or from any third party;

                           (x) neither it nor any of its Subsidiaries shall
except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (B) except as provided in
Section 7.1(a)(x) of the Company Disclosure Letter, increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, key employee or consultant, (C) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder); provided, however, that the Company shall be permitted to grant options (with exercise prices equal to the fair market value of the Company Common Stock on the respective dates of grant) to purchase Shares under the Company Stock Plans in the ordinary course of business consistent with past practice, or (F) take any action other than in the ordinary course of business consistent with past practice to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

                           (xi) it shall not make or rescind any Tax election,
settle or compromise any Tax liability or amend any Tax return;

                           (xii) neither it nor any of its Subsidiaries shall
initiate, compromise or settle any material litigation or arbitration proceeding;

                           (xiii) neither it nor any of its Subsidiaries shall
fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

                           (xiv) neither it nor any of its Subsidiaries shall
fail to pay accounts payable and other obligations in the ordinary course of business consistent with past practice; or

                           (xv) authorize any of, or commit or agree, in writing
or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the occurrence of any the conditions contained in Section 7 hereof.

               (b) Interim Operations of Parent. From the date hereof through the Effective Time, Parent covenants and agrees that its business and the business of its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of the foregoing, Parent covenants and agrees as to itself and its Subsidiaries that, from the date hereof and prior to the Effective Time (unless the Company shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or by
Law):

                           (i) it shall not (w) issue or sell shares of Parent
Common Stock representing more than 20% of the outstanding Parent Common Stock;
(x) except as indicated on Section 7.1(b) to the Parent Disclosure Letter, amend its articles of organization or bylaws or the comparable governing instruments of any of its Subsidiaries; or (y) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, except in connection with the Parent's existing stock plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; or

                           (ii) neither it nor any of its Subsidiaries will
authorize or enter into an agreement to do anything prohibited by the foregoing.

         7.2.  Acquisition Proposals.

               (a) From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent (x) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock (excluding sales pursuant to existing Compensation and Benefit Plans) or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (y) engage in negotiations or discussions concerning, or provide any information to any person or entity relating to, any Acquisition Proposal, or (z) agree to or recommend any Acquisition Proposal; provided, however, that, if the Company has not breached this Section 7.2, nothing contained in this Agreement shall prevent the Company or its Board of Directors, prior to the adoption of this Agreement by the shareholders of the Company, from:

                           (i) furnishing information to, or entering into
discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of the Company, if and only to the extent that:

                  (A) the Board of Directors of the Company believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Company's Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to fulfill its fiduciary duties,

                  (B) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Confidentiality Agreement, and

                  (C) prior to recommending a Superior Proposal or terminating this Agreement in respect thereof, the Company shall provide the Parent with at least five business days' notice of its proposal to do so, during which time the Parent may make, and in such event the Company shall consider, a counterproposal to such Superior Proposal; or

                           (ii) complying with Rule 14d-9 and 14e-2 promulgated
under the Exchange Act with respect to an Acquisition Proposal; provided, however, that neither the Company nor its Board of Directors, shall, except as permitted by paragraph (i) of this section, propose to approve or recommend an Acquisition Proposal.

               (b) The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore of the nature described in Section 7.2(a) and will use reasonable efforts to obtain the return of any confidential information furnished to any such parties.

               (c) The Company shall notify the Parent immediately (but in any event, within one (1) business day) after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identify of the offer and the terms and conditions of such proposal, inquiry or contact. The Company shall continue to keep the Parent promptly informed of any change in the status of any such discussions or negotiations and the terms being discussed or negotiated

               (d) Nothing in this Section 7.2 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Section 9.3 hereof), or (ii) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (other than a confidentiality agreement of the type referred to in Section 7.2(a) above).

               (e) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.2 by any director or officer of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 7.2 by the Company.

         7.3.  Information Supplied.

               (a) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders of Company and Parent and at the times of the meetings of shareholders of the Company and Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) As soon as practicable following the date of this Agreement, Company and Parent shall prepare the Prospectus/Proxy Statement. Company shall, in cooperation with Parent, file the Prospectus/Proxy Statement with the SEC as its preliminary proxy statement and Parent shall, in cooperation with Company, prepare and file with the SEC the Registration Statement, in which the Prospectus/Proxy Statement will be included. Each of Company and Parent shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Parent and Company shall mail the Prospectus/Proxy Statement to their respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Prospectus/Proxy Statement shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies.

         7.4.  Shareholders' Meetings.

               The Company will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the "Shareholders' Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement and such other matters as may be appropriate. The Board of Directors of the Company shall recommend such approval and shall take all lawful action reasonably necessary to solicit such approval; provided, however, that the Company's adoption of this Agreement and the recommendation of the Board of Directors of the Company may be withdrawn if the Company terminates this Agreement pursuant to Section 9.3.

               Parent will take, in accordance with applicable law and its articles of organization and bylaws, all action necessary to convene a meeting of holders of Parent Common Stock (the "Parent Stockholders' Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of the issuance of Parent Common Stock pursuant to this Agreement and such other matters as may be appropriate. The Board of

Directors of Parent shall recommend such approval and shall take all lawful action reasonably necessary to solicit such approval.

         7.5.  Filings; Other Actions; Notification.

               (a) Parent and the Company shall promptly, following the date hereof, prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall promptly, following the date hereof, prepare and file with the SEC the S-4 Registration Statement. Parent and the Company each shall use its commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and as soon as practicable thereafter mail the Prospectus/Proxy Statement to its shareholders and, if necessary after the Prospectus/Proxy Statement is mailed, promptly circulate amended supplemental proxy material, and, if required, resolicit proxies. Parent shall also use its commercially reasonable efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

               (b) The Company and Parent each shall use commercially reasonable efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

               (c) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

               (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

               (e) Subject to any confidentiality obligations and the preservation of any attorney-client privilege, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

               (f) Subject to the terms hereof, the Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"), to respond as promptly as practicable to any government requests for information under any Antitrust Law and to contest and resist any action, including any legislative, administrative or judicial action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or threat of commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding or threat and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Except as may be prohibited by any Governmental Entity or by any Law, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade Laws. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any legal proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade Law or any other similar legal proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding. Notwithstanding anything to the contrary in this Agreement, neither the Company, the Parent nor any of their respective Subsidiaries shall be required to (x) divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a Parent Material Adverse Effect or (y) take any action under this Section if the United

States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

         7.6.  Accounting.

               Both Parent and the Company agree not to knowingly take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "pooling of interests" for accounting purposes

         7.7.  Access.

               Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company and Parent each shall (and shall each cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and each shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested; provided, that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub; and, provided, further, that the foregoing shall not require the Company or Parent to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by any of their respective executive officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement.

         7.8.  Affiliates.

               (a) At least ten (10) days prior to the date of the Shareholders' Meeting, the Company shall deliver to Parent a list of names and addresses of those Persons who the Company expects will be, as of thirty (30) days prior to the Effective Time, "Affiliates" of the Company for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting. There shall be added to such list the names and addresses of any other Person subsequently identified by the Company as a Person who may be deemed within thirty (30) days prior to the Effective Time to be an affiliate of the Company for the purposes described above. The Company shall exercise its commercially reasonable efforts to deliver or cause to be delivered to Parent, prior to the date of the Shareholders' Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the date of the Shareholders' Meeting substantially in the form attached as Exhibit B-1 (the "Company Affiliates Letter").

               (b) At least ten (10) days prior to the date of the Parent Stockholders' Meeting, Parent shall deliver to the Company a list of names and addresses of those Persons who

Parent expects will be, as of thirty (30) days prior to the Effective Time, "affiliates" of Parent for the purposes of applicable interpretations regarding the "pooling-of-interests" method of accounting. There shall be added to such list the names and addresses of any other Person as being a Person who may be deemed within thirty (30) days prior to the Effective Time to be such an affiliate of Parent for the purposes described above. Parent shall exercise its commercially reasonable efforts to deliver or cause to be delivered to the Company, prior to the date of the Parent Stockholders' Meeting, from each of such affiliates of Parent identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit B-2 (the "Parent Affiliates Letter").

         7.9.  Stock Exchange Listing and De-listing.

               Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market prior to the Closing Date. The Surviving Corporation shall use its commercially reasonable efforts to cause the Shares to be removed from quotation on the Nasdaq National Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

         7.10. Publicity.

               The initial press release with respect to the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or national market systems) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system.

         7.11. Stock Options; Election of Directors.

               (a) Stock Options.

                           (i) Each Company Option under the Company Stock Plans
shall, at the Effective Time, in accordance with the terms of the Company Stock Plans pursuant to which such Company Options were issued, be deemed to constitute options to acquire, on the same terms and conditions as were applicable under such Company Options immediately prior to the Effective Time, a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) obtained by multiplying (x) the number equal to the number of Shares the holder of each such Company Option would have been entitled to receive immediately prior to the Effective Time had such holder exercised such Company Option in full (assuming for such purposes that such Company Option was fully exercisable at such time) immediately prior to the Effective Time and
(y) the Exchange Ratio, at a price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the Shares otherwise purchasable pursuant to each such Company Option (assuming for such purposes that such Company Option was fully exercisable at such time) divided by (B) the number of full shares of Parent Common Stock deemed purchasable pursuant to each such Company Option in accordance with the foregoing; provided, however, the term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Options shall otherwise remain unchanged, and any such adjustment for a Company option intended to be an incentive stock option shall comply with Section 422 of the Code.

                  (ii) At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Stock Plans to permit the assumption of the Company Options by Parent. Effective at the Effective Time, Parent shall assume each Company Option in accordance with the terms of the Stock Plans under which it was issued and the stock option agreement by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8, or, if unavailable, a registration statement on Form S-3 (or any successor forms), or another appropriate form with respect to the Parent Common Stock subject to Company Options, and shall use its commercially reasonable efforts to cause such registration statement to become and remain effective (and maintain the current status of the prospectus or prospectuses contained therein), as well as comply with any applicable state securities or "blue sky" laws, for so long as any Company Options remain outstanding.

                  (iii) Prior to the Effective Time, the Board of Directors of Parent shall take all actions necessary to ensure that the options to purchase Parent Common Stock (resulting from Company Options) held by the officers and directors of the Company in accordance with this Section 7.11(a) shall be exempt for purposes of Rule 16b-3 under the Exchange Act.

         (b) Election to Parent's Board of Directors. At the Effective Time of the Merger, Parent shall increase the size of its Board of Directors to seven members and cause (i) Robert R. Anderson to be appointed to the Board of Directors of Parent as a member of the class of directors whose terms will expire at the annual meeting of stockholders to be held in 2002, and (ii) Hans-Jochen Kahl to be appointed to the Board of Directors of Parent as a member of the class of directors whose terms will expire at the annual meeting of stockholders to be held in 2003.

   7.12. Expenses.

         Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Section 4. Except as otherwise provided in this Section 7.12 and Section 9.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

   7.13. Indemnification; Directors' and Officers' Insurance.

         (a) The Certificate shall contain the provisions with respect to indemnification set forth in Article VII of the bylaws of the Company on the date of this Agreement and shall provide for indemnification to the fullest extent permitted by and in accordance with the DGCL, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time (or, in the case of matters known prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

         (b) Following the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law), each present and former director and officer of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") reasonably incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement.

         (c) Any Indemnified Party wishing to claim indemnification under paragraph (b) of this Section 7.13, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party to the extent that such failure does not prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) Parent shall have the right within ten (10) days following the notification of Parent by the Indemnified Person of such claim, action, suit, proceeding or investigation to assume the defense thereof (with counsel of its selection, which may be regular corporate counsel to Parent) and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense, or representation of the Indemnified Parties by counsel selected by Parent would pose a conflict of interest, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties. If such indemnity is not available with respect to any Indemnified Party, then Parent and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect the relative faults and benefits of the Surviving Corporation (in the case of Parent) and the Indemnified Parties. No settlements shall be made on behalf of an Indemnified Party without such Indemnified Party's consent unless such settlement provide for a full release of such Indemnified Party. No Indemnified Party may enter into any settlement without the prior written consent of the Parent.

         (d) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that if the existing D&O Insurance is terminated or cancelled during such six-year period, the Surviving Corporation shall use commercially reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium and shall agree to indemnify the directors and officers for any Costs not covered by such D&O Insurance.

         (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and shall be in addition to any other rights to indemnification (e.g. any assumed indemnification obligations).

   7.14. Takeover Statute.

         If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effect's of such statute or regulation on such transactions.

   7.15. Parent Vote.

         Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of this Agreement at the Shareholders' Meeting or any other meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

   7.16. "Pooling of Interests" Letters.

         Each of Parent and the Company shall use their respective commercially reasonable efforts to obtain from their respective independent accountants the "pooling of interests" letters described in Section 8.1(h).

   7.17. Offers of Employment.

         At the Effective Time, the Parent or Surviving Corporation shall offer to employ all employees of the Company as of immediately prior to the Effective Time on terms and conditions that are substantially the same as their terms and conditions immediately prior to the Effective Time. Parent will give credit for past services of such employees with the Company or its Affiliates for purposes of eligibility, vesting and benefits levels to the extent permitted under the Parent's employee benefits plans. The employees of the Company will be provided with benefits under employee benefit plans that are not materially less favorable in the aggregate than the Plans provided by the Parent to its employees.

   7.18. Stockholder Litigation.

         Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its Board of Directors relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Parent's prior written consent, which will not be unreasonably withheld or delayed.

8.       CONDITIONS

   8.1. Conditions to Each Party's Obligation to Effect the Merger.

        The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a) Stockholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote and shall have been duly approved by the sole stockholder of Merger Sub (prior to the execution of this Agreement) in accordance with applicable law and the certificate of incorporation or articles of organization and bylaws of each such corporation (or other organizational documents of such corporation) and the issuance of Parent Common Stock pursuant to this Agreement shall have been duly approved by the holders of Parent Common Stock constituting the Parent Requisite Vote in accordance with the Massachusetts Business Corporation Law.

        (b) Nasdaq National Market Listing. The shares of Parent Common Stock issuable to the stockholders of the Company pursuant to this Agreement shall have been authorized for listing on the Nasdaq National Market.

        (c) HSR. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

        (d) Other Regulatory Consents. Other than the filing provided for in
Section 1.3, the parties shall have made or filed all notices, reports or other filings required to be made or filed with, and obtained all registrations, approvals, permits or authorizations required to be obtained from or filed with, any Governmental Entity as contemplated by Sections 5.4 and 6.6 ("Governmental Consents") which if not obtained or filed would be reasonably likely to have a Parent Material Adverse Effect (assuming for this purpose that the Effective Time had occurred, and, at such time, the Company is a Subsidiary of Parent).

        (e) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and permanently enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order").

        (f) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

         (g) Blue Sky Approvals. Parent shall have received all state securities and "blue sky" permits and approvals, if any, necessary to consummate the transactions contemplated hereby.

         (h) "Pooling of Interests" Letters. (i) Parent and the Company shall have each received a letter from PriceWaterhouseCoopers LLP, independent accountants to Parent, dated as of the Closing Date and addressed to Parent and the Company, stating that the acquisition of the Company by Parent will be treated as a "pooling of interests" as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC, and (ii) Parent and the Company shall have received a letter from KPMG LLP, independent accountants to the Company, dated as of the Closing Date and addressed to Parent and the Company, stating that the Company is a pooling candidate for purposes of the transactions contemplated hereby in conformity with GAAP as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC.

    8.2. Conditions to Obligations of Parent and Merger Sub.

         The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section (a) shall be deemed to have been satisfied as to representations and warranties not qualified by materiality or Company Material Adverse Effect even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct would have a Company Material Adverse Effect or would prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

         (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer the Company to such effect.

         (c) Tax Opinion. Parent shall have received the opinion of Hale and Dorr LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 (a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. renders such opinion to Parent (it being agreed that Parent and the Company shall each provide reasonable cooperation, including making reasonable representations, to Hale and Dorr LLP or

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., as the case may be, to enable them to render such opinion).

         (d) No Company Material Adverse Effect. Between the date of this Agreement and the Effective Time, there shall not have occurred any Company Material Adverse Effect, nor shall there have been any change, event or condition that, with the passage of time, would reasonably be expected to result in a Company Material Adverse Effect.

         (e) Employment Agreement. The employment agreements between the Parent and each of those individuals listed on Schedule 8.2(e) of this Agreement shall be in full force and effect.

         (f) Resignations. The Parent shall have received written resignations, effective as of the Effective Time, of each officer and director of the Company and its Subsidiaries.

    8.3. Conditions to Obligations of the Company.

         The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, (except to the extent any such representation and warranty expressly speaks as of an earlier date) and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Sub by an executive officer of Merger Sub in each case to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section (a) shall be deemed to have been satisfied as to representations and warranties not qualified by materiality or Parent Material Adverse Effect even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct would have a Parent Material Adverse Effect or would prevent Parent from consummating the transactions contemplated by this Agreement.

         (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

         (c) Tax Opinion. The Company shall have received the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 (a) of the Code; provided that if Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company (it being agreed that Parent and the Company shall each provide reasonable cooperation, including making reasonable representations, to Mintz, Levin, Cohn, Ferris, Glovsky and
Popeo, P.C. or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

         (d) No Parent Material Adverse Effect. Between the date of this Agreement and the Effective Time, there shall not have occurred any Parent Material Adverse Effect, nor shall there have been any change, event or condition that, with the passage of time, would reasonably be expected to result in a Parent Material Adverse Effect.

9.       TERMINATION

         9.1 Termination by Mutual Consent.

             This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and Parent, respectively, each referred to in
Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

         9.2 Termination by Either Parent or the Company.

             This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by March 31, 2001, whether such date is before or after the date of receipt of the Company Requisite Vote and/or the Parent Requisite Vote (the "Termination Date"), (b) the approval of the Company's stockholders required by Section 8.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, (c) the approval of Parent's stockholders as required by Section 8.1(a) shall not have been obtained at a meeting duly convened therefor or at any postponement or adjournment thereof or
(d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable after the parties have used their respective commercially reasonable efforts to have such Order removed, repealed or overturned (whether before or after the approval by the stockholders of the Company); provided, that the right to terminate this Agreement shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

         9.3. Termination by the Company.

             This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by action of the Board of Directors of the Company if (a) there has been a material breach by Parent or Merger Sub of any material covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to the party committing such breach; (b) the Board of Directors of the Parent shall have failed to recommend approval of the Merger in the Proxy Statement or shall have withdrawn or modified its recommendation of the Merger; or (c) (i) the Company after the date hereof has received an unsolicited Acquisition Proposal that its Board of Directors has determined after consultation with its financial advisor is a Superior

Proposal, (ii) the Company has complied with all of the provisions of Section 7.2(a)(i), (iii) the Board of Directors of the Company has determined in good faith after consultation with its outside legal counsel that termination of this Agreement is necessary for such Board of Directors to fulfill with its fiduciary duties under applicable law, and (iv) the Company, contemporaneously with, and as a condition to, its termination of this Agreement, pays to Parent the fees and expenses provided for in Section 9.6.

         9.4. Termination by Parent.

             This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if (a) there has been a material breach by the Company of any material covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Parent to the party committing such breach; (b) the Board of Directors of the Company shall have failed to recommend approval of the Merger in the Proxy Statement or shall have withdrawn or modified its recommendation of the Merger; (c) the Board of Directors of the Company shall have approved or recommended to the stockholders of the Company an Alternative Transaction (as defined in Section 9.6(d) below); (d) an Alternative Transaction shall have been announced or otherwise publicly known and the Board of Directors of the Company shall have (A) failed to recommend against acceptance of such Alternative Transaction by its shareholders within ten (10) days of delivery of a written request from the Parent for such action or (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within ten (10) days of delivery of a written request from the Parent for such action or (e) a tender offer or exchange offer for 20% or more of the outstanding Shares is commenced (other than by the Parent or an Affiliate of the Parent) and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within ten (10) days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof.

         9.5. Effect of Termination and Abandonment.

             In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 9 (other than as set forth in Section 9.6), this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

         9.6. Fees and Expenses.

             (a) The Company shall pay the Parent up to $500,000 as reimbursement for expenses of the Parent actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Parent's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement (i) by the Parent pursuant to
Section 9.2(a) as a result of the failure of the Company to satisfy the condition set forth in

Section 8.2(a); or (ii) by the Parent or the Company pursuant to
Section 9.2(b) under circumstances in which no fee is payable to Parent under
Section 9.6(b).

         (b) The Company shall pay the Parent a termination fee of $9,075,000 upon the earliest to occur of the following events: (i) the termination of this Agreement by the Parent pursuant to Section 9.4; (ii) the termination of this Agreement by the Company pursuant to Section 9.3(c); or (iii) the termination of this Agreement by either Parent or the Company pursuant to Section 9.2(b) if, at or prior to such termination, a bona fide proposal for an Alternative Transaction with respect to the Company shall have been publicly announced. Any termination fee paid by the Company pursuant to this Section 9.6(b) shall be the Parent's sole and exclusive remedy for any termination of this Agreement in accordance with the provisions of this Section 9.6(b).

         (c) If the Company fails to promptly pay to the Parent any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

         (d) As used in this Agreement, "Alternative Transaction" means either
(i) a transaction pursuant to which any person (or group of persons) other than the Parent or its affiliates (a "Third Party"), acquires more than 20% of the outstanding Shares pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company pursuant to which a Third Party acquires more than 20% of the outstanding Shares or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to more than 20% of the fair market value of all the assets of the Company immediately prior to such transaction, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         (e) The Parent shall pay the Company up to $500,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Company's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement (i) by the Company pursuant to Section 9.2(a) as a result of the failure of the Parent to satisfy the condition set forth in Section 8.3(a), or (ii) by the Parent or the Company pursuant to
Section 9.2(c).

10.  MISCELLANEOUS AND GENERAL

     10.1 Survival.

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
         This Section 10 and the agreements of the Company, Parent and Merger Sub contained in Sections 7.6 (Accounting), 7.9 (Stock Exchange Listing and De-listing), 7.11 (Stock Options; Election of Directors), 7.12 (Expenses) and
7.13 (Indemnification; Directors' and Officers' Insurance) and 7.16 (Offers of Employment) shall survive the consummation of the Merger. This Section 10, the agreements of the Company, Parent and Merger Sub contained in Section 7.12 (Expenses), Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement and the Standstill Agreement (each as hereinafter defined) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

        10.2. Modification or Amendment.

              Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

        10.3. Waiver of Conditions.

              The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

        10.4. Counterparts.

              This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        10.5. Governing Law and Venue; Waiver of Jury Trial.

              THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and the Federal courts of the United States of America located in the Commonwealth of Massachusetts solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Commonwealth of Massachusetts or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

         10.6. Notices.

               Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

                  if to Parent or Merger Sub:
                  ---------------------------

                  MKS Instruments, Inc.
                  Six Shattuck Road
                  Andover, Massachusetts 01810
                  Fax: (978) 975-3756
                  Attention:  John R. Bertucci, Chairman and CEO

                  with a copy to

                  Hale and Dorr LLP
                  60 State Street
                  Boston, Massachusetts 02109
                  Attention:  Mark G. Borden, Esq.
                  Fax: (617) 526-5000

                  if to the Company:
                  ------------------

                  Applied Science and Technology, Inc.
                  90 Industrial Way
                  Wilmington, Massachusetts 01887
                  Fax:  (978) 284-4442
                  Attention:  Richard S. Post, Chairman and CEO

                  with a copy to:

                  Mintz, Levin, Cohn, Ferris,
                    Glosky and Popeo, P.C.
                  One Financial Center
                  Boston, Massachusetts 02111
                  Attention:  Neil H. Aronson, Esq.
                  Fax: (617) 542-2241

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         10.7. Entire Agreement: no other representations.

         This Agreement including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, dated August 15, 2000, between Parent and Company (the "Confidentiality Agreement"), and the Standstill Agreement, dated August 15, 2000 between Parent and Company (the "Standstill Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE CONFIDENTIALITY AGREEMENT AND THE STANDSTILL AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

         10.8. No Third Party Beneficiaries.

               Except as provided in Section 7.11 (Stock Options; Election of Director), Section 7.13 (lndemnification; Directors' and Officers' Insurance), and Section 7.16 (Offers of Employment) this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         10.9. Obligations of Parent and of the Company.

               Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

         10.10. Severability.

               The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         10.11. Interpretation.

                The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         10.12. Assignment.

                This Agreement shall not be assignable by operation of law or otherwise.

         10.13. Glossary of Terms.

                The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

"Acquisition Proposal"                      -      Section 7.2(a)

"Affiliates"                                -      Section 7.8(a)

"Alternative Transaction"                   -      Section 9.6(d)

"Antitrust Laws"                            -      Section 7.5(e)

"Antitrust Order"                           -      Section 7.5(e)

"Audit Date"                                -      Section 5.5

"Bankruptcy and Equity Exception"           -      Section 5.3(a)

"Bylaws"                                    -      Section 2.2

"Certificate"                               -      Section 2.1

"Certificate of Merger"                     -      Section 1.3

"Closing"                                   -      Section 1.2

"Closing Date"                              -      Section 1.2

"Code"                                      -      2nd Recital

"Company Affiliates Letter"                 -      Section 7.8(a)

"Company Common Stock"                      -      Section 4.1(a)

"Company Disclosure Letter"                 -      Section 5

"Company Intellectual Property Rights"      -      Section 5.16(b)(ii)

"Company Leases"                            -      Section 5.11(a)

"Company Material Adverse Effect"           -      Section 5.1

"Company Options"                           -      Section 5.2

"Company Preferred Stock"                   -      Section 5.2(a)

"Company Reports"                           -      Section 5.5

"Company Requisite Vote"                    -      Section 5.3(a)

"Company Rights"                            -      Section 5.2(a)

"Company Rights Plan"                       -      Section 5.2(a)

"Company Stock Plans"                       -      Section 5.2

"Company Stockholder Agreement"             -      Section 5.19

"Compensation and Benefit Plans"            -      Section 5.8

"Confidentiality Agreement"                 -      Section 10.7

"Contracts"                                 -      Section 5.4(b)

"Costs"                                     -      Section 7.13(b)

"Current Premium"                           -      Section 7.13(d)

"D&O Insurance"                             -      Section 7.13(d)

"Department"                                -      Section 1.3

"DGCL"                                      -      Section 1.1

"Effective Time"                            -      Section 1.3

"Environmental Law"                         -      Section 5.12

"ERISA"                                     -      Section 5.8(b)

"ERISA Affiliate"                           -      Section 5.8(a)

 "Exchange Act"                             -      Section 5.4(a)

"Exchange Agent"                            -      Section 4.2(a)

"Exchange Fund"                             -      Section 4.2(a)

"Exchange Ratio"                            -      Section 4.1(a)

"Excluded Shares"                           -      Section 4.1(a)

"GAAP"                                      -      Section 5.1

"Governmental Entity"                       -      Section 5.4(a)

"Governmental Consents"                     -      Section 8.1(d)

"Hazardous Substance"                       -      Section 5.12

"HSR Act"                                   -      Section 5.4(a)

"Indemnified Parties"                       -      Section 7.13(b)

"IRS"                                       -      Section 5.8(b)

"Laws"                                      -      Section 5.8

"Liens"                                     -      Section 5.23

"Merger"                                    -      1st Recital

"Merger Consideration"                      -      Section 4.1(a)

"Order"                                     -      Section 8.1(e)

"Parent Affiliates Letter"                  -      Section 7.8(b)

"Parent Audit Date"                         -      Section 6.7

"Parent Common Stock"                       -      Section 4.1(a)

"Parent Companies"                          -      Section 4.1(a)

"Parent Disclosure Letter"                  -      Section 6

"Parent Intellectual Property Rights"       -      Section 6.17(b)(ii)

"Parent Material Adverse Effect"            -      Section 6.3

"Parent Reports"                            -      Section 6.7

"Parent Requisite Vote"                     -      Section 6.7

"Parent Common Stock"                       -      Section 4.1(a)

"Parent Companies"                          -      Section 4.1(a)

"Parent Stock Plan"                         -      Section 6.4

"Parent Stockholder Agreement"              -      Section 6.19

"Parent Preferred Stock"                    -      Section 6.4

"Parent Shareholders' Meeting"              -      Section 7.4

"Parent Third-Party Intellectual
 Property Rights"                           -      Section 6.17(b)(i)

"Parent Voting Debt"                        -      Section 6.4

"Pension Plan"                              -      Section 5.8

"Permits"                                   -      Section 5.9

"Person"                                   -       Section 4.2(b)

"Plans"                                    -       Section 5.8

"Prospectus/Proxy Statement"               -       Section 7.3

"Representatives"                          -       Section 7.7

"S-4 Registration Statement"               -       Section 7.3

"SEC"                                      -       Section 5.5

"Securities Act"                           -       Section 5.4(a)

"Share"                                    -       Section 4.1(a)

"Shares"                                   -       Section 4.1(a)

"Share Certificate"                        -       Section 4.1(a)

"Shareholders' Meeting"                    -       Section 7.4

"Standstill Agreement"                     -       Section 10.7

"Subsidiary"                               -       Section 5.1

"Superior Proposal"                        -       Section 7.2(a)(i)(A)

"Surviving Corporation"                    -       Section 1.1

"Tax"                                      -       Section 5.14

"Tax Return"                               -       Section 5.14

"Taxable"                                  -       Section 5.14

"Taxes"                                    -       Section 5.14

"Termination Date"                         -       Section 9.2

"Third Party"                              -       Section 9.6(e)

"Third-Party Intellectual
 Property Rights"                          -       Section 5.16(b)(i)

 "Voting Debt"                             -       Section 5.2(a)


                      [THIS SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                                   APPLIED SCIENCE AND TECHNOLOGY, INC.



                                   By: /s/ Richard S. Post
                                   Name: Richard S. Post
                                   Title: Chairman and Chief Executive Officer


                                   MKS INSTRUMENTS, INC.



                                   By: /s/ John R. Bertucci
                                   Name: John R. Bertucci
                                   Title: Chairman and Chief Executive Officer


                                   MANGO SUBSIDIARY CORP.



                                   By: /s/ John R. Bertucci
                                   Name: John R. Bertucci
                                   Title: President